Exhibit 10.1

February 11, 2011

Dennis P. Calvert, President
BioLargo, Inc. and BioLargo Life Technologies, Inc.
16333 Phoebe Ave.
La Mirada, CA 90638

Joseph L. Provenzano, President
Odor-No-More, Inc.
16333 Phoebe Ave.
La Mirada, CA 90638

Re:	Exclusive Supply Agreement for Certain BioLargo Technologies

Dear Messrs. Calvert and Provenzano:

This letter agreement (“Agreement”) by and between Central Garden & Pet Company, a Delaware Corporation ("Central"), on the one hand, and BioLargo, Inc., a Delaware Corporation (“BioLargo”), its wholly owned subsidiary BioLargo Life Technologies, Inc., a California Corporation (“BLTI”) and its wholly owned subsidiary Odor-No-More, Inc., a California Corporation ("Odor No More" and together with BioLargo and BLTI, the “BioLargo Parties”).

WHEREAS, Central is a leading innovator, manufacturer, distributor, marketer and producer of quality branded consumer products for the pet and garden industry in the United States and United Kingdom.

WHEREAS, BioLargo has developed certain technologies that are used in animal bedding and other products to increase absorbency and eliminate odors and has created and sold pet and animal products under the brand name "Odor-No-More" incorporating these technologies (the technologies are collectively referred to herein as the “BioLargo Technologies” or “BTs”, and the raw materials incorporating those technologies are referred to herein as the “BT Products”).

WHEREAS, The E.T. Horn Company (“ET Horn”) is one of the nation’s premier distributors of raw materials and chemicals and works with the BioLargo Parties for manufacturing and distribution of Odor-No-More branded pet and animal products.

WHEREAS, the BioLargo Parties desire to grant to Central, and Central desires to obtain from the BioLargo Parties, the exclusive worldwide right to incorporate one or more BioLargo Technologies or BT Products as a component of multiple products that Central sells or intends to sell in the pet industry for the consumer market, as set forth on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Central and the BioLargo Parties agree as follows:

1.           Exclusive License and Supply:  The BioLargo Parties agree that Central shall have the worldwide right and license to sell, market, offer for sale, distribute, import, export and otherwise exploit products in the Pet Supplies Industry (as defined below) that incorporate one or more BioLargo Technologies.  Furthermore, the BioLargo Parties agree that Central shall have the worldwide right to purchase or otherwise acquire the BioLargo Technologies produced by at any facilities owned, controlled or operated by, either now or in the future, either the BioLargo Parties or E.T. Horn or other third party manufacturers of the BioLargo Parties, for incorporation into one or more products that are sold, offered for sale, marketed, distributed or otherwise exploited in the Pet Supplies Industry.  Other than as set forth in Paragraph 11.1 (Force Majeure) or Paragraph 9.2 (Nomination), and other than as agreed in writing by the BioLargo Parties, Central shall not have the right to purchase BTs or BT Products from third parties, or otherwise make or have made BTs or BT Products.  The BioLargo Parties agree that Central's foregoing rights shall be sole and exclusive in the Pet Supplies Industry.  The BioLargo Parties agree not to sell, offer to sell, market, distribute or otherwise transfer any BioLargo Technologies or BT Products to any third parties (including its own affiliates) who sell, offer to sell, market or otherwise distribute products containing any of the BioLargo Technologies in the Pet Supplies Industry, or who intend to do so.  For purposes of clarification, this Agreement does not give Central the right to manufacture or otherwise distribute products containing the BioLargo Technologies without purchasing said products, or the BioLargo ingredients, from the BioLargo Parties.  As used herein, the "Pet Supplies Industry" means products for live animals, food, supplies and services, including products for dogs and cats, including edible bones, premium healthy edible and non-edible chews, leashes, collars, toys, pet carriers, grooming supplies and other accessories; products for birds, small animals and specialty pets, including food, cages and habitats, bedding, toys, chews and related accessories; animal and household animal health and insect control products; products for fish, reptiles and other aquarium-based pets, including aquariums, bedding, furniture and lighting fixtures, pumps, filters, water conditioners and supplements, and information and knowledge resources. Pet Supplies Industry shall also include products for the veterinary markets in the event that Central, at its option, and pursuant to written agreement between Central and the BioLargo Parties, provides funding to the BioLargo Parties for the research and development of products for the veterinary markets or directly engages in such research and development.  As used herein, the Pet Supplies Industry does not include products for equine, avian farm stock, cattle, swine, sheep or other commercial livestock markets.

2.           Quantity:  The quantities of BT Products to be purchased by and sold to Central under this Agreement will be communicated to BioLargo and/or ET Horn by Central in accordance with paragraph 9 hereof.  There shall be no minimum quantity that Central is obligated to take and this Agreement shall not be interpreted as imposing “take or pay” obligations on Central.  The BioLargo Parties will not sell, and will require that ET Horn not sell, from its plants to any third party any remaining output of BT Products for the Pet Supply Industry.  Notwithstanding anything herein to the contrary, Central shall have the following “Minimum Purchase Requirements” in order to maintain the exclusivity described in Section 1 for the Pet Supplies Industry.  In the event that Central fails to meet a minimum purchase commitment for a given measurement period, the BioLargo Parties shall provide Central with written notice of such failure within thirty (30) days following the end of such measurement period and Central shall have sixty (60) days following the end of such measurement period to pay to the BioLargo Parties the selling price for the amount by which Central failed to meet the applicable minimum commitment purchase amount, less the direct cost of raw materials prior to processing associated with such shortfall amounts.  If Central fails to deliver such payment to the BioLargo Parties within such sixty (60) day period, the licenses granted in Section 1 with respect to the Pet Supplies Industry shall become nonexclusive.

Contract Period For the initial 6 months following the date of this Letter (mark one choice): For the next 18 month period For the next 12 month period For the next 12 month period Thereafter
“Minimum Purchase Requirement” of BT Products

___             250,000 pounds* of BT Products

OR

_X_             $100,000 deposit upon Agreement execution, credited against future orders (see Para. 10.1)

1,250,000 pounds of BT Products

2,000,000 pounds of BT Products

2,750,000 pounds of BT Products

3% increase above the prior year’s requirement

* By way of clarification, the measurement of “pounds” in this section refers to BT Products as delivered in a non-liquid form, sold under this Agreement. To the extent liquid BT Products, or Additional BT Products, are sold, equivalent values shall be applied to the minimum requirements (e.g., on a per gallon basis).

3.           Quality:  BT Products shall meet the specifications reasonably agreed to in writing by Central and the BioLargo Parties from time to time; such specifications shall, at a minimum, be the minimum label specification of the product as required at the highest level of any applicable state or federal agency standards.

4.           Title and Title Transfer:  All BT Products delivered under the Agreement shall be delivered F.O.B. (Incoterms 2000) the BioLargo Parties’ or ET Horn's plant via tank car, tank truck, ship, barge or other inland water or marine vessel (the "Point of Delivery").  Unless the BioLargo Parties or ET Horn otherwise consents in writing, Central shall supply and be solely responsible for all costs associated with all tank cars, tank trucks, ships, barges and other inland water and marine vessels required for all shipments of BT Products purchased and sold under this Agreement and any and all incidental costs such as insurance.  Title and risk of loss shall pass to Central at the Point of Delivery, irrespective of whether Central, the BioLargo Parties or ET Horn owns or has provided any tank car, tank truck, ship, barge or other inland water or marine vessel onto which such BT Products are loaded.  As between the BioLargo Parties and Central, (a) the BioLargo Parties shall be in control and possession of all BT Products purchased and sold under this Agreement and responsible for and shall indemnify and hold harmless Central for any damage or injury caused thereby or thereto until risk of loss with respect thereto has passed to Central, and (b) Central shall be in control and possession of all BT Products purchased and sold under the Agreement and responsible for any damage or injury caused thereby or thereto after risk of loss with respect thereto has passed to Central.  In the event that BT Products are delivered to Central fail to conform to the agreed specifications, the BioLargo Parties shall either (at Central's option) (i) reprocess or have reprocessed such BT Products or (ii) refund the purchase price paid by Central for the non-conforming BT Products.

5.           Term and Termination:  This Agreement shall be in effect until terminated in accordance with the provisions thereof.  This Agreement may be terminated only upon the occurrence of either of the following: breach of a material warranty or obligation by a party where that party has not taken reasonable steps to remedy the breach within thirty (30) days of receipt of written notification from the other party of the occurrence of such breach.

6.           Price:

6.1           The purchase prices for all BTs or BT Products to be delivered under the Agreement shall be the actual and reasonable direct cost of material and production of such BTs or BT Products (the “Manufacturing Costs”, further defined below), plus a manufacturer’s margin to BioLargo, applicable to the particular BT Product, and to be agreed in writing by the parties from time to time using good faith negotiations, which margin shall be no less than the manufacturer’s margin agreed upon by the Parties for the initial purchase of the particular BT Products in question (provided that BioLargo shall negotiate in good faith with Central to agree upon reduction in margin percentage upon significant increase in purchase volume).  If the parties are unable to agree on the Manufacturing Costs within ninety (90) days after the presentation of the costs to Central, either party may refer the matter for resolution under the Rules of Arbitration of American Arbitration Association by an arbitrator appointed in accordance with such Rules (the “Arbitrator”).  In such case, each party will submit its proposed price to the Arbitrator with whatever supporting documentation may be requested by the Arbitrator (each a “Price Proposal”) within twenty (20) days after the Arbitration has been selected.  The Arbitrator will, within fifteen (15) days after receipt of the Price Proposals, choose one Price Proposal or the other as is and will not make any other determination or recommend any alternative resolution.  In making such determination, the Arbitrator may consider all relevant evidence, including costs of comparable manufacturing operations.  The determination of the Arbitrator will be final and binding upon both parties.

6.2           Unless otherwise agreed in writing, the costs to be paid by Central will amount to a pro-rata allocation of costs associated with the production of BTs (or BT Products, as applicable) for the Pet Supplies Industry only.  In addition to the actual direct cost of material, such costs (“Manufacturing Costs”) may include: (i) manufacture and production; (ii) freight in and freight out; (iii) depreciation; (iv) manufacturing overhead; (v) insurance; and (vi) registration fees and expenses (including federal, state and local fees); provided, however, that the amount of any increases in indirect expenses to be charged or allocated to Central shall be subject to Central’s prior agreement and substantiation relating to such cost increases will be made available for review by Central.

6.3           BioLargo shall make available to Central, upon request, information relating to any component of the Manufacturing Costs charged or allocated to Central or relating to the method of allocation used by BioLargo.  In the event that Central disputes the reasonableness of Manufacturing Costs when presented pursuant to Section 6.1, BioLargo shall make available the cost information relating to such Manufacturing Costs within thirty (30) days of any such request.

7.           Right of First Refusal on Sale of Odor No More:  During the term of this Agreement, Central shall have a right of first refusal with respect to the purchase of Odor No More and/or the "Odor No More" brand and/or its intellectual property on the following terms:

7.1           If the BioLargo Parties receive an offer from a third party to purchase or acquire all or substantially all of the assets of Odor No More, whether by merger, asset transfer or otherwise, or the "Odor No More" brand or the intellectual property of Odor No More, then such BioLargo Party shall provide Central with written notice of the same ("ROFR Notice") specifying the nature of such offer, the terms and conditions of such offer and the consideration to be paid by such third party.  Such BioLargo Party shall provide to Central, upon request, documentation describing the business, results of operations, financial condition and prospects of Odor No More.

7.2           Central shall have a period of 15 days following receipt of the ROFR Notice within which to elect in writing to offer to purchase Odor No More or the "Odor No More" brand or the intellectual property of Odor No More, as applicable, on the same terms and conditions, including the amount of consideration to be paid, as specified in the ROFR Notice.  If Central delivers an election notice within such 15 day period, the parties shall negotiate in good faith a definitive binding agreement with regard to such acquisition.  In the event the parties are unable to execute a definitive agreement within 120 days following Central's election notice, either party shall be free to abandon negotiations regarding such acquisition.

7.3           In the event Central does not deliver an election notice to the BioLargo Party within the 15 day time period referred to in Section 7.2 above, or in the event the parties abandon negotiations regarding such acquisition pursuant to Section 7.2 above, then for a period of 120 days such BioLargo Party shall be free to enter into an agreement with respect to the acquisition of Odor No More or the "Odor No More" brand or the intellectual property of Odor No More, as applicable, by a third party on terms that are no more favorable to such third party than the terms offered to Central.  If the terms with such third party become more favorable than those terms offered to Central, then the BioLargo Parties shall comply with the terms of this Section 8 and send a ROFR Notice to Central and Central shall have the rights set forth herein.

8.           Right of First Offer on Additional BT Products:  During the term of this Agreement, Central shall have a right of first offer to acquire the right to commercialize new products based on BioLargo Technologies that the BioLargo Parties create ("Additional BT Products"), which right shall be sole and exclusive in the Pet Supplies Industry as set forth above, on the following terms:

8.1           Upon the creation of an Additional BT Product, the BioLargo Parties shall provide written notice to Central offering Central the right to license such Additional BT Products on the same terms and conditions set forth in this Agreement.  The BioLargo Parties shall provide Central with samples and all information reasonably requested by Central, including product cost information, in order for Central to review and determine whether it desires to commercialize such Additional BT Products on the same terms and conditions of this Agreement.

8.2           Central shall have a period of 90 days following receipt of the initial written notice from the BioLargo Parties within which to elect in writing to license such Additional BT Products under the same terms and conditions of this Agreement.  If Central delivers an election notice within such 90 day period, then this Agreement shall automatically be amended to include such Additional BT Products.  Furthermore, the BioLargo Parties agree not to sell, offer to sell, market, distribute or otherwise transfer the Additional BT Products to any third parties (including its own affiliates) who sell, offer to sell, market or otherwise distribute products containing the Additional BT Products in the Pet Supplies Industry, or who intend to do so.

8.3           In the event Central does not deliver an election notice to the BioLargo Party within the 90 day time period referred to in Section 8.2 above, then the BioLargo Parties shall be free to commercialize such Additional BT Products directly (e.g., Internet) or indirectly (e.g., third party wholesaler and retailers) under the "Odor No More" brand (or any other BioLargo Parties brand of their choosing).  Other than selling the Additional BT Product under the "Odor No More" brand (or any other BioLargo Parties brand of their choosing), the BioLargo Parties agree not to sell such Additional BT Products to third parties for distribution in the Pet Supplies Industry.  As clarification of the foregoing, and without limitation thereon, the BioLargo Parties agree not to sell, offer to sell, market, distribute or otherwise transfer the Additional BT Products to any third parties for sale under that third party’s brand in the Pet Supplies Industry.

9.           Nomination:

9.1                  At least sixty (60) days (120 days if the nomination exceeds 200% of prior nomination) prior to the commencement of each calendar quarter, Central shall provide the BioLargo Parties with written notice of its BT Product requirements for each upcoming calendar quarter in which Central shall purchase and the BioLargo Parties shall sell BT Products pursuant to this Agreement.  The nomination shall, subject to Force Majeure (See Paragraph 15), be considered firm and binding.  For greater clarity, it is understood that Central may nominate any quantity in a calendar quarter in its sole discretion, including no quantity at all.  The BioLargo Parties shall have no obligation to deliver in excess of the nominated quantity for any calendar quarter.  The BioLargo Parties shall provide at least six (6) months’ prior written notice of each scheduled plant outage to the extent such outage effects the ability of the BioLargo Parties to deliver BT Products to Central.  All sales to Central are final, except as set forth in paragraph 4.

9.2                  The Parties acknowledge that neither the BioLargo Parties nor ET Horn manufacture the raw materials used in the BioLargo Technologies, including super absorbent materials (“Absorbents”), and for purposes of supplying BT Products to Central pursuant to this Agreement, will source supply of Absorbents from third parties.  The Parties further acknowledge that Absorbents, used in many products around the world, are sometimes subject to supply restrictions, variations, and factory allocations, all of which are outside of the control of the Parties to this Agreement.  Should Central’s nomination of its BT Products requirements exceed the amount of required Absorbents that the BioLargo Parties are able to secure, the BioLargo Parties shall so advise Central.  The BioLargo Parties and Central shall work together to secure alternative sourcing for Absorbents.  In such circumstances, should Central obtain sourcing for Absorbents, the Parties shall agree on one of the following alternatives: (i) Central shall purchase Absorbents and deliver the Absorbents to the BioLargo Parties for blending (the purchase costs to be credited to Central), (ii) the BioLargo Parties shall purchase the Absorbents from the Central’s source; or (iii) Central shall adjust its BT Products requirements to reflect the reduced availability of the Absorbents in the marketplace.

10.           Payment Terms: Payment terms shall be net sixty (60) days with the first order being Cash on Delivery (COD) assuming all quality standards are met.

10.1           Initial Deposit.  In the event Central elects to pay to the BioLargo Parties an initial $100,000 deposit (“Deposit”), as set forth in Paragraph 2, rather than commit to minimum purchases during the first six months of the Agreement, the provisions in this Paragraph shall apply.  Central shall pay the Deposit to the BioLargo Parties within ten (10) days of execution of this Agreement.  Upon receipt of the Deposit, and for every order thereafter placed by Central, the BioLargo Parties shall credit to Central ten percent (10%) of each order, until such time as in the aggregate, the Deposit is depleted.  For example, should the amount of Central’s first order be $400,000, BioLargo shall credit towards the order $40,000, and the amount credited shall reduce the remaining Deposit amount available for future credits.  Thus, $60,000 of the Deposit would remain for credit to future orders.  The Deposit shall be nonrefundable.

11.           Enforcement of Intellectual Property Rights:

11.1                  General.  Each party shall promptly notify the other party in writing of any alleged or threatened infringement of any of the intellectual property rights covering the BTs under this Agreement of which they become aware.  The BioLargo Parties shall use their best efforts to terminate such infringement without litigation.  In the event Central brings an infringement action in accordance with this Section, the BioLargo Parties shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney, but all costs of the infringement action shall be borne by Central (but Central shall have no obligation to pay attorney costs of the BioLargo Parties with respect to the BioLargo Parties’ cooperation or involvement in the infringement action).  Neither party shall have the right to settle any patent infringement litigation under this Section in a manner that diminishes the rights or interests of the other party without the prior written consent of the other party.

11.2           Central Enforcement.  For so long as Central's license rights are exclusive as set forth above, Central shall have the first right to bring and control any action or proceeding with respect to infringement or enforcement of the intellectual property rights covering the BTs under this Agreement, at its own expense and by counsel of its own choice.  The BioLargo Parties shall have the right to participate in such action, at its own expense and by counsel of its own choice.  If Central fails to either terminate such infringement, enter into a reasonable license agreement to terminate such infringement subject to the BioLargo Parties’ rights under this Agreement, or bring an action or proceeding with respect to infringement or enforcement of the such intellectual property rights within (a) one-hundred and twenty (120) days following the notice of alleged infringement, or (b) twenty (20) business days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, the BioLargo parties shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Central shall have the right to be represented in any such action, at its own expense and by counsel of its own choice.

11.3           Recovery.  Except as otherwise agreed to by the parties in a written agreement, any recovery realized as a result of any action or proceeding brought by Central or the BioLargo Parties pursuant to this Section 11 shall be (a) exclusively for the benefit of the party who brings the action or proceeding or (b) both parties to the degree that expenses are shared in the litigation.  If Central brings the action or proceeding by itself, BioLargo Parties shall receive 10% of any net recovery (amount of recovery after deduction of all out-of-pocket direct expenses in the action or proceeding paid for by Central).

12.           Environmental Health & Safety:  The parties acknowledge and agree that the BioLargo Parties shall be solely responsible for all environmental, health and safety requirements and obligations regarding the use, handling, storage, transportation, recycling, processing, release and disposal of all raw materials and BTs, by-products, residuals, derivatives and wastes of any kind at its plants and will indemnify Central from and against any claim with respect thereto.

13.           Governing Law; Venue:  The Agreement shall be interpreted and the rights, obligations and liabilities of the parties determined in accordance with the laws of the State of California without regard to its conflict of laws principles.  Each party hereby irrevocably consents to the exclusive jurisdiction and venue of the federal courts sitting in San Francisco, California unless no federal subject matter jurisdiction exists, in which case each Party consents to exclusive jurisdiction and venue in the state courts located in San Francisco, California.

14.           No Agency:  The relationship between the Parties contemplated by the Agreement is solely that of customer and supplier.  Nothing contained in the Agreement shall be construed to: (a) give either party the power to direct and control the day to day activities of the other; (b) constitute the parties as partners, joint venture partners, co-owners or otherwise as participants in a joint or common undertaking; (c) constitute either party as the agent of the other; or (d) allow either party to create or assume obligations on behalf of the other.  The BioLargo Parties shall retain all liabilities arising from ownership or operation of its plants, whether arising before or after execution of the Agreement, including but not limited to all environmental (except as set forth in paragraph 8 above), personnel, benefit plan, product, regulatory or other liabilities associated with the operation of its business.

15.           Force Majeure:  If a party fails to observe or perform any of the covenants or obligations imposed upon it by the Agreement and such failure shall have been occasioned by Force Majeure, such failure shall be deemed not to be a breach of such covenants or obligations.  "Force Majeure" shall mean acts of God, terrorism, war, riots, natural disasters or other events beyond the reasonable control of a party, and shall not include the lack of available supply of Absorbents (see Paragraph 9.2).  If a party is, or may be, prevented from or delayed in performing any of its obligations under the Agreement by an event of Force Majeure, then such party will notify as soon as reasonably practicable the other party of the event of Force Majeure and the likely duration of which the performance of its obligations are likely to be delayed or prevented.  If the BioLargo Parties cannot produce BTs as a result of Force Majeure for a period of more than 90 days, Central shall be free to seek alternative product and will not be deemed to have violated this Agreement.  Once the BioLargo Parties recommence production of, or are able to supply to Central, the BioLargo Ingredients or Identified Products, Central shall cease purchasing the alternative product and recommence purchasing said BioLargo Ingredients or Identified Products from the BioLargo Parties on comparable price terms.

16.           Warranties:

16.1                  Central Warranties.  Central represents and warrants to the BioLargo Parties that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly licensed, authorized or qualified to do business in every jurisdiction in which it transacts business or has an office or facility, except where such failure to be duly licensed, authorized or qualified creates no damage to the other Party; (b) it has the power and authority to enter into this Agreement and perform its obligations hereunder; and (c) it has obtained all necessary approvals for entering into and performing under this Agreement, and this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding obligation of it. Central agrees to indemnify, defend and hold harmless the BioLargo Parties and its partners, directors, officers and employees, from and against any and all losses, claims and proceedings to the extent arising out of any breach, or any inaccuracy of, any representation, warranty or covenant of Central contained in this Agreement.

16.2                  BioLargo Warranties. The BioLargo Parties represent and warrant to Central that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly licensed, authorized or qualified to do business in every jurisdiction in which it transacts business or has an office or facility, except where such failure to be duly licensed, authorized or qualified creates no damage to the other Party; (b) it has all necessary rights, authorizations and licenses to provide and deliver to Central the deliverables provided under this Agreement in accordance with the terms hereof; (c) it has the power and authority to enter into this Agreement and perform its obligations hereunder; (d) it has obtained all necessary approvals for entering into and performing under this Agreement, and this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding obligation of it; and (e) none of the deliverables provided to Central under this Agreement does or will infringe or misappropriate any third party intellectual property right and it has all necessary rights, authorizations and licenses to provide and deliver to Central the deliverables provided under this Agreement in accordance with the terms hereof.  The BioLargo Parties agree to indemnify, defend and hold harmless Central and its partners, directors, officers and employees, from and against any and all losses, claims and proceedings to the extent arising out of any breach, or any inaccuracy of, any representation, warranty or covenant of the BioLargo Parties contained in this Agreement.

17.           Assignment:  The Agreement shall not be assignable by either party without the prior written consent of the other party, which consent is not to be unreasonably withheld.

18.           Entire Agreement.  This Agreement  and the non-disclosure agreement in effect at the date of this signing constitute the entire agreement of the parties pertaining to the subject matter hereof, merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein.  Any and all other written or oral agreements existing other than the current non-disclosure agreement, between the parties hereto regarding such transactions are expressly canceled.

19.           Limitation On Remedies.  Except as otherwise expressly provided in the Agreement, in no event shall either party be liable to the other party (even if negligent) for any indirect, consequential, incidental or special damage or loss, loss of production, loss of profit, loss of margin, loss of revenue, loss of contract, loss of goodwill, or punitive damages, unless such losses result from the gross negligence or intentional misconduct of such party.

20.           Marking of Patent Rights.  All products sold by Central containing BTs shall bear trademark(s) designated by the BioLargo Parties (e.g., “BioLargo TM”), which need not be prominently displayed (e.g., the back of the package), or displayed in a way to disrupt the brand or product name identifying the product, and appropriate patent marking, such as “Patent Pending” or reference to specific issued U.S. Patents covering the products, in compliance with U.S. law and pursuant to and in conformance with the guidelines issued from time to time by the BioLargo Parties.

We look forward to working together with you on this transaction.  Please have the BioLargo Parties indicate acceptance of the foregoing by signing the enclosed copy of this letter in the space provided and returning it to the undersigned.  If a signed copy of this letter is not so returned by February 25, 2011, it shall expire and become void.

Sincerely yours,

Central Garden and Pet Company

By:  /s/William E. Brown

Agreed to and accepted this
16th day of March, 2011

BioLargo, Inc.

By: /s/Dennis Calvert
Name: Dennis Calvert
Title: President and CEO

Odor-No-More, Inc.

By: /s/Joseph L. Provenzano
Name: Joseph L. Provenzano
Title: President

BioLargo Life Technologies, Inc.

By: /s/Dennis Calvert
Name: Dennis Calvert
Title: President and CEO